UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 18, 2006
ONYX PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-28298 (Commission File No.)	94-3154463 (IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events
On December 18, 2006, Onyx Pharmaceuticals, Inc., or Onyx, provided the following update on two Phase II studies evaluating Nexavar® (sorafenib) tablets in patients with advanced melanoma and in patients with advanced renal cell carcinoma (RCC). Phase II studies tend to be smaller studies designed to gather additional information either for publication or to inform the design of subsequent trials. The full data from these studies are expected to be submitted for presentation at scientific congresses in the first half of 2007.
Melanoma
The Phase II study in chemo-naive melanoma patients compared Nexavar in combination with dacarbazine (DTIC) versus placebo in combination with DTIC. There was a trend toward improved progression-free survival (PFS) in patients in the Nexavar arm versus patients in the placebo arm. Based on 80 progression events, median PFS was 21.1 weeks and 11.7 weeks respectively for Nexavar in combination with DTIC as compared to DTIC plus placebo (Hazard Ratio=0.67).
The multi-center Phase II, randomized, controlled trial was designed to assess the efficacy and tolerability of Nexavar in combination with dacarbazine (DTIC) in first-line therapy of patients with advanced melanoma. One hundred and one patients were randomized to receive DTIC (1000 mg/m2) plus continuous oral Nexavar (400 mg twice a day ) or DTIC plus placebo. The primary outcome measured was progression-free survival, defined as the time that a patient lives without evident tumor growth. Overall survival data are maturing.
Advanced Kidney Cancer
In a Phase II study evaluating Nexavar in treatment-naïve RCC patients, progression-free survival was comparable for patients who received either Nexavar or Interferon (IFN). Based on 121 progression events, median PFS was 5.6 months and 5.7 months, respectively, for IFN- and Nexavar-treated patients (Hazard Ratio=0.88, IFN relative to Nexavar). Safety for each agent was consistent with what has been reported previously.
The multi-center Phase II, randomized, controlled, open-label prospective trial was designed to assess the efficacy and tolerability of Nexavar compared with IFN in first-line therapy of patients with advanced clear cell RCC. One hundred eighty-nine patients were randomized to receive continuous oral Nexavar (at 400 mg twice a day) or IFN (at 9 million units twice a week), with an option of dose escalation in the Nexavar arm (at 600 mg twice a day) or crossover from IFN to Nexavar (at 400 mg twice a day) upon disease progression. The primary outcome measured was progression-free survival.
Nexavar
Nexavar is an oral multi-kinase inhibitor that targets both the tumor cell and tumor vasculature. In preclinical models, Nexavar targeted members of two classes of kinases known to be involved in both cell proliferation (growth) and angiogenesis (blood supply) — two important processes that enable cancer growth. These kinases included RAF kinase, VEGFR-1, VEGFR-2, VEGFR-3, PDGFR-β, KIT, and FLT-3.
Nexavar is currently approved in a number of countries, including the U.S. and the European Union, for the treatment of patients with advanced kidney cancer. In addition, Nexavar is being evaluated as a single agent in a Phase III clinical trial for the treatment of advanced hepatocellular carcinoma (HCC), or liver cancer, a study that has completed enrollment. A Phase III clinical trial of Nexavar combined with carboplatin and paclitaxel in non-small cell lung cancer (NSCLC) for treatment-naive patients was initiated in the first half of 2006. In addition to company-sponsored trials, there are a number of Nexavar studies being sponsored by government agencies, cooperative groups, and individual investigators, including a Phase III trial evaluating Nexavar in the adjuvant treatment of RCC, and a Phase III trial of Nexavar combined with carboplatin and paclitaxel in chemo-naive patients with advanced melanoma.
Forward Looking Statements
This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act, as amended, regarding the timing, progress and results of the clinical development, regulatory processes and commercialization efforts of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. More information about Onyx and these and other risks related to Onyx is detailed in Onyx’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONYX PHARMACEUTICALS, INC.
Dated: December 18, 2006	By:	/s/ Gregory W. Schafer
Gregory W. Schafer
Vice President and Chief Financial Officer